Exhibit 99.1

MEDCATH CONTACT: O. Edwin French	Jeff Hinton
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION ANNOUNCES COMPLETION OF SALE OF
EQUITY INTEREST IN JOINT VENTURE
     CHARLOTTE, N.C., Jan. 2, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced the completion of the sale of its ownership in a joint venture in its MedCath Partners division. MedCath had previously indicated during its fourth quarter earnings call on November 13, 2008, that its partner had provided notification of its intent to acquire MedCath’s ownership in the joint venture, as allowed in the joint venture’s operating agreement following the venture’s 10th anniversary. The sale was completed December 31, 2008.
     MedCath received $6.9 million in cash for its 51% ownership interest in the joint venture. For the twelve month period ended September 30, 2008, the joint venture contributed $11.2 million in net revenue, $3.3 million in Adjusted EBITDA and $1.6 million in minority interest expense to MedCath’s consolidated earnings. MedCath will continue to provide certain medical equipment to its former partner via a long-term lease, which will contribute $0.7 million in net revenue and Adjusted EBITDA annually. MedCath intends to use the proceeds from the sale for general corporate purposes.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies.
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     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 676 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.